 Bowen FM

Clenergen Corporation

5379 Lyons Road, Suite 301

Coconut Creek, Florida 33073

 USA

January 24, 2011

Dear Mark

Consultancy Agreement

Further to our recent discussions, I write to confirm the terms and conditions upon which Bowen Financial Management Limited ("the Consultant") agrees provide continuing consultancy services to Clenergen Corporation ("the Company"):

1.	TERM

This agreement will be effective 7th April 2010 and will supercede any other consulting agreements that may have been entered into between the Consultant, Tim Bowen or the Company. It will be for an initial period of 12 months to 31 March 2011, unless terminated by either party giving three months notice in writing delivered to the other party at the last known trading address or registered office of the other company.  Both parties agree to review the agreement during March 2011 with a view to either entering into a new agreement or extending this agreement.

2.	CONSULTANCY SERVICES

The Consultant will provide general senior management services to the Company. The services provided will include, but not be limited to, those associated with acting as CEO for the Company, including but not limited to:-

•	Working with the chairman of the Company to raise investment including creating suitable financial marketing collateral to support investor meetings.

•	Overseeing the operational roll out of projects and driving them to profitability. This will include the recruitment of senior personnel and the setting of key objectives.

•	Working closely with senior management to ensure more accurate, timely reporting is achieved and ensuring that USA SEC reporting requirements are met.

•	Introducing controls and procedures appropriate for a public company.

3.	CONTACT

During the term of the agreement, the Consultant will fully and adequately report to Mark Quinn, Chairman of the Company, in the performance of its duties.

Bowen Financial Management Limited, Hedgerows, 9 Manor Lane, Gerrards Cross, Bucks, SL9 7NH, UK, Tel: 07973 668818
Registered in England and Wales No 7042821

 Bowen FM

4.	STATUS

4.1
The parties declare that it is their intention that the services to be performed under this agreement may be carried out by any employee of the Consultant (such employee however to be a suitably qualified and experienced individual as well as having experience of bringing a company to London’s AIM stock market and that the work shall be carried out both at the offices of the Consultant and at the international offices of the Company. No employee of the Consultant shall be deemed to be an employee, agent or partner of the Company. It is agreed that the Consultant shall be responsible for all tax liabilities and national insurance or other similar contributions in respect of its own employees and the Consultant agrees, in relation to all of its employees, to indemnify the Company against all demands for income tax, national insurance contribution, penalties and interest made against them in respect of the Consultant’s services hereunder.

4.2
Whilst all due skill and care will be exercised by the Consultant in carrying out the services for the Company, the Consultant is not registered as an business consultancy practice and does not carry professional indemnity insurance in respect of its work. The Company agrees that it will not hold the Consultant or any of its employees liable in any way and indemnifies the Consultant in full against all and any liabilities arising in the course of carrying out the services hereunder for the Company. The Company acknowledges that the Consultant is not regulated.

5.	TERMS AND PAYMENT

5.1
The Consultant will invoice the Company at the rate of £10,000 per month (the “Full Rate”) (or at the corresponding pro rata amount) at the start of each month. The Company agrees to make payment within 7 calendar days of each invoice date. In additional the Consultant will be entitled to enjoy UK public holidays and up to 5 weeks paid holiday (on a pro rata basis) per annum.

5.2
However, the Consultant and the Company recognize that that the level of payment for consultancy services may be varied by mutual consent (including an exchange of e-mails) and due to cash flow constraints the payment of the Full Rate may not always be payable. It is currently envisaged that the Company will be able to pay according to the following table:

Month	Monthly Fee
April to October 2010	£3,500
November	£5,000
December	£6,000
January 2011	£7,000
February 2011	£8,000
March 2011	£9,000

Bowen Financial Management Limited, Hedgerows, 9 Manor Lane, Gerrards Cross, Bucks, SL9 7NH, UK, Tel: 07973 668818
Registered in England and Wales No 7042821

 Bowen FM

6.	TRAVELLING EXPENSES

The Company will reimburse reasonable travelling and other out-of-pocket expenses to the Consultant, in line with the Company expense policy from time to time.

7.	CONFIDENTIAL INFORMATION

7.1           Both parties agree that they will at all times (both during the term of this agreement and after its termination) keep confidential, and will not use (other than strictly for the purposes of this agreement) and will not without the prior written consent of the other party disclose to any third party any confidential information, unless the information:

•	was public knowledge or already known to the receiving party at the time of disclosure; or

•	subsequently becomes public knowledge other than by breach of this agreement; or

•	subsequently comes lawfully into the possession of the receiving party from a third party;

•	is required to be disclosed by any public or government authority.

7.2	To the extent necessary to implement the provisions of this agreement each party may disclose confidential information to any of its employees.

7.3	All documents and other records (in whatever form) containing confidential information received from the other party shall be returned promptly to the other party on termination of this agreement.

7.4	These restrictions shall continue to apply after the termination of this agreement for a period of one year.
8.	LAW

1.1	This Agreement constitutes the entire agreement between the parties and is governed by the laws of England and Wales. The parties hereby submit to the exclusive jurisdiction of the English courts.

I would be grateful if you could sign the duplicate copies of this agreement to indicate acceptance of these terms and return both copies to me. I will then countersign both copies and return one copy to you for your records.

Yours sincerely

/s/ Tim Bowen	Tim Bowen, Director (for and on behalf of Bowen Financial Management Limited)

I acknowledge receipt of the above agreement and hereby agree to the terms and conditions contained therein.

/s/Mark Quinn	Mark Quinn, Executive Chairman (for and on behalf of Clenergen Corporation)

Bowen Financial Management Limited, Hedgerows, 9 Manor Lane, Gerrards Cross, Bucks, SL9 7NH, UK, Tel: 07973 668818
Registered in England and Wales No 7042821